SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. _____________)*


                               Transit Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    893691105
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  May 14, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 13 Pages


NY2:\521182\01\B65@01!.DOC\47660.1654

--------------------------------------------                                              -----------------------------------------
            CUSIP NO. 893691105                                  13G                                  PAGE 2 OF 13 PAGES
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               GE Capital Equity Investments, Inc., a Delaware corporation
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware, USA
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            5,000,000
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            5,000,000

-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5,000,000
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]

-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  16.1%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------



                               Page 2 of 13 Pages

--------------------------------------------                                              -----------------------------------------
            CUSIP NO. 893691105                                  13G                                  PAGE 3 OF 13 PAGES
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               General Electric Capital Corporation, a New York corporation
               13-1500700
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York, USA
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            5,000,000
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                            0
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            5,000,000
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5,000,000
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                            [ ]

-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  16.1%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------



                               Page 3 of 13 Pages

--------------------------------------------                                              -----------------------------------------
            CUSIP NO. 893691105                                  13G                                  PAGE 4 OF 13 PAGES
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Electric Capital Services, Inc., a Delaware corporation
                  06-1109503
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware, USA
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                            Disclaimed (see 9 below)
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            0
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                            Disclaimed (see 9 below)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            0
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares disclaimed by General
Electric Capital Services, Inc.
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                [ ]

-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------




                               Page 4 of 13 Pages

--------------------------------------------                                              -----------------------------------------
            CUSIP NO. 893691105                                  13G                                  PAGE 5 OF 13 PAGES
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Electric Company, a New York corporation
                  14-0689340
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York, USA
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                            Disclaimed (see 9 below)
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                            0
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                            Disclaimed (see 9 below)
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            0
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares disclaimed by General Electric Company
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                [ ]

-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 13 Pages

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         (a) and (b) This statement relates to the Common Stock, par value $.01 per share (the "Common Stock"), of Transit Group, Inc., a Florida corporation (the "Issuer"), which is issuable upon conversion of the Series A Convertible Preferred Stock ("Preferred Stock") of the Issuer. The address of the principal executive offices of the Issuer is 2859 Pacer Ferry Road, Suite 1740, Atlanta, Georgia 30339.

ITEM 2.  PERSON FILING:

         (a)-(c) This statement is being filed by GE Capital Equity Investments, Inc., a Delaware corporation ("GECEI") for and on behalf of itself, General Electric Capital Corporation ("GE Capital"), General Electric Capital Services, Inc. ("GECS") and General Electric Company ("GE"). The agreement among each of GECEI, GE Capital, GECS and GE that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECS is a wholly-owned subsidiary of GE, GE Capital is a subsidiary of GECS and GECEI is a subsidiary of GE Capital. GECEI's principal business office is located at 120 Long Ridge Road, Stamford, Connecticut 06927. GE Capital is a New York corporation with its principal business office is located at 260 Long Ridge Road, Stamford, Connecticut 06927. GECS is a Delaware corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE is a New York corporation with its principal business office located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

         (d)-(e) This statement relates to the Common Stock of the Issuer, par value $.01 per share. The CUSIP No. for such shares is 893691105. Such stock is issuable upon the conversion of the Preferred Stock beneficially owned by GECEI.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [ ]    Broker or dealer registered under Section 15 of the
                        Exchange Act

            (b)  [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act

            (c)  [ ]    Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act

            (d)  [ ]    Investment company registered under Section 8 of the
                        Investment Company Act of 1940

            (e)  [ ]    An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E)

            (f)  [ ]    An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F)

            (g)  [ ]    A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G)

            (h)  [ ]    A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act

            (i)  [ ]    A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act

            (j)  [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J)


         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]



                               Page 6 of 13 Pages

ITEM 4.  OWNERSHIP.

         (a)-(c) The response of GECEI, GE Capital, GECS and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference. All of such shares are owned directly by GECEI.

         Each of GECS and GE hereby expressly disclaims the beneficial ownership of any Common Stock of the Issuer over which it does not have sole dispositive power.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10.  CERTIFICATION.

         (a) N/A

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 7 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 20, 1999

                                            GE CAPITAL EQUITY INVESTMENTS, INC.

                                            By: /s/ Michael E. Pralle
                                                --------------------------------
                                                Name: Michael E. Pralle
                                                Title: President










                               Page 8 of 13 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 20, 1999

                                            GENERAL ELECTRIC CAPITAL CORPORATION

                                            By: /s/ Michael E. Pralle
                                                --------------------------------
                                                Name: Michael E. Pralle
                                                Title: Vice President













                               Page 9 of 13 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 20, 1999

                                         GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                         By: /s/ Michael E. Pralle
                                             --------------------------------
                                             Name: Michael E. Pralle
                                             Title: Attorney in Fact



* Power of attorney, dated as of April 30, 1998, by General Electric Capital Services, Inc., is hereby incorporated by reference to Schedule 13D for Telescan, Inc., filed January 14, 1999 by GE Capital Equity Services, Inc.










                              Page 10 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 20, 1999

                                         GENERAL ELECTRIC COMPANY

                                         By: /s/ Michael E. Pralle
                                             --------------------------------
                                             Name: Michael E. Pralle
                                             Title: Attorney in Fact




* Power of attorney, dated as of April 30, 1998, by General Electric Company, is hereby incorporated by reference to Schedule 13D for Telescan, Inc., filed January 14, 1999 by GE Capital Equity Services, Inc.











                              Page 11 of 13 Pages

                                  EXHIBIT INDEX



         EXHIBIT                                 DESCRIPTION
         -------                                 -----------

            A Joint Filing Agreement, dated May 20, 1999, among GECEI, GE Capital, GECS and GE to file joint statement on Schedule 13G.






                              Page 12 of 13 Pages